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                     LXR Biotechnology Inc. and Subsidiary
                                 Exhibit 11.01
                       Computation of Net Loss Per Share



                                    Three Months Ended
                                         March 31,
                               ------------------------------
                                  1998               1997
                               -----------        -----------

Net Loss                       $ 3,281,336        $ 1,850,684

Weighted average number of
    shares outstanding:
Common Stock                    27,917,764         21,785,663
Common Stock to be issued           75,000            181,667
                               -----------        -----------

                                27,992,764         21,967,330
                               ===========        ===========
Net Loss Per Share             $    (0.12)        $    (0.08)
                               ===========        ===========
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